UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Sondeno, Dudley J.

   5241 Spring Mountain Road
   Las Vegas, NV  89102
   USA
2. Issuer Name and Ticker or Trading Symbol
   Southwest Gas Corporation
   SWX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President/Chief Knowledge and Technology Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |      |    |                  |   |           |11,100 (5)         |D     |                           |
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Common Stock                 |      |    |                  |   |           |2,533 (6)          |I     |401(k) Plan                |
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Common Stock                 |      |    |                  |   |           |81 (7)             |I     |Custodian for              |
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                             |      |    |                  |   |           |                   |      |Children                   |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Employee Stock Option   |$15     |7/15/|A   |25,000     |A  |(1)  |7/14/|Common Stock|25,000 |       |25,000      |D  |            |
                        |        |96   |    |           |   |     |06   |            |       |       |            |   |            |
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(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Option   |$19.125 |7/15/|A   |6,250      |A  |(2)  |7/14/|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |97   |    |           |   |     |07   |            |       |       |            |   |            |
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(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Option   |$23.0625|7/21/|A   |6,250      |A  |(3)  |7/20/|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |98   |    |           |   |     |08   |            |       |       |            |   |            |
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(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Option   |$28,9375|7/20/|A   |6,250      |A  |(4)  |7/19/|Common Stock|6,250  |       |6,250       |D  |            |
                        |        |99   |    |           |   |     |00   |            |       |       |            |   |            |
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(right to buy)          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The option vests in three annual installments of 10,000 shares in 1997, 7,500 shares in 1998, and 7,500 shares in 1999, beginning on July 15,
1997.
(2) The option vests in three annual installments of 2,500 shares in 1998, 1,875 shares in 1999, and 1,875 shares in 2000, beginning on July 15,
1998.
(3) The option vests in three annual installments of 2,500 shares in 1999, 1,875 shares in 2000, and 1,875 shares in 2001, beginning on July 21,
1999.
(4) The option vests in three annual installments of 2,500 shares in 2000, 1,874 shares in 2001, and 1,875 shares in 2002, beginning on July 20,
2000.
(5) Includes 250 shares acquired in 1999 pursuant to the dividend reinvestment feature of SWX restricted stock plan and 83 shares acquired pursuant to the dividend reinvestment plan.
(6) Includes 78 shares acquired in 1999 pursuant to the dividend reinvestment feature of the SWX 401(k) plan.
(7) Includes 2 shares acquired in 1999 pursuant to the dividend reinvestment plan.
SIGNATURE OF REPORTING PERSON
/s/Dudley J. Sondeno by Faye J. Ringler, Attorney in fact
DATE
2/1/00